Exhibit 99.2

Open Letter to MOMT Shareholders from Harold Montgomery, CEO.
On September 12, 2018, the company released an 8-K stating that the Company’s auditors, RBSM, resigned. In addition, RBSM has raised several issues related to our financial statements. I believe that it may be useful to shareholders to have some additional information to clarify the statements made in the 8-K and what we are doing to address the concerns RBSM raised.
Specifically, RBSM raised the following points:
RBSM Statement #1:
Based upon claims made by a senior member of the accounting and finance department of the Company’s Indian subsidiaries, there were allegations of potential fraud and illegal acts at the Company. The individual informed RBSM that there was fraud committed by members of the Company’s US and Indian management team which impacted the Indian subsidiary accounting records and likely the Company’s consolidated financial statements.

MOMT Response:
The alleged potential fraud in question arises from the acquisition of a company known as SVR by one of the Indian subsidiaries in 2016. This entity was created and owned by the Indian Management team in 2012 as a means of acquiring prepaid cell phone time from BSNL, the Indian government monopoly serving rural areas. When the workings of SVR became clear, it was apparent that conflicts of interest existed. As a result, MOMT acquired SVR in 2016 and shut it down.

The allegation of potential fraud by RBSM arises from this acquisition. The accounting entry in question is a single event, not a systemic issue. The accounting treatment of this acquisition, however, is complex and it has taken time to understand both the nature of the accounting and the consequences (if any) for US reporting.

The Company’s Audit Committee (AC) investigated this issue to the best of its abilities in August of 2018 and delivered a report to the Board (the “AC Investigation”). The investigation was denied access to key records and employees of the Mumbai subsidiary. A third-party accounting firm was engaged to assist with the AC investigation. The firm noted that they could not conduct work under the conditions which prevailed at the company’s office in Mumbai at the time. In addition, the company lacked financial resources to engage additional third-party professionals to assist with the investigation.

I am not named in the RBSM letter, and was not involved in the investigation. After the Board resigned, I took up the matter to see it through to its conclusion.

I believe that the AC report is incomplete owing to:

1.
The report does not tie SVR transactions to the US entity books directly and specifically. We do not currently have clear and definitive evidence of how this transaction was treated on the US books for MOMT.

2.
The AC report did not involve the prior audit firm. No attempt was made to contact our previous audit firm for their input into this matter. Considering that the events in question occurred in their audit year, I believe that the prior audit firm should have been contacted. Their explanation of their treatment of this matter is important to hear.

3.
The AC report did not involve the CFO of the US entity. No attempt was made to contact or involve the US CFO in the investigation. Considering that he was the chief architect of our financial reporting at the time, I believe he should have been involved in the investigation. Consultation with external advisors have confirmed this view.

4.
The AC had to conduct its work without the benefit of a third-party advisor or the assistance of the local Indian Management team who refused to cooperate. I will involve a third-party resource for this purpose. The accounting issues under examination are complex and require professional examination by those who have the necessary experience and expertise. Further, I am committed to ensuring the objectivity of the final reporting product.

For these reasons I considered the AC report to be incomplete. As the only Board member of the company remaining after the submission of the AC report, I declined to sign and publish an 8-K that I considered to be based on incomplete research and possibly containing a faulty conclusion.

I accept the AC report as far as it goes and am using it as a basis for the final stage of investigation.

RBSM Statement #2:

There is open discord between the US management and minority shareholders and management of the Indian subsidiaries.
The production of requested documents supporting management’s assertions in the financial statements has been purposely delayed or not provided to us.

Exhibit 99.2

MOMT Response:

I believe this issue is well known to shareholders and was documented in our 8-Ks of August 22 and September 11, 2018. This lack of cooperation was not the case in prior years. This lack of support was key in frustrating both our annual audit and the AC investigation of the SVR matter. While we are working to resolve matters in Mumbai and are confident of our legal position there, the situation does not support the completion of an audit at this time.

RBSM Statement #3:

Responses to our Firm’s inquiries of Company’s management as to the existence of fraud and confirmation of related party transactions, have been consistently ignored and have purposely not been provided by the Indian management team.

MOMT Response:

The entire US management team supplied the required disclosure documents. The Indian team did not.

RBSM Statement #4:

The audited financial statements for the fiscal year ended March 31, 2017 filed by SVR with the Indian Government are materially different than the financial information used for the Company’s consolidated financial statements for the fiscal year ended March 31, 2017. The footnotes to the Company’s consolidated financial statements for the fiscal years ended March 31, 2017 and 2016 do not disclose that SVR is a related party. The audited financial statements for SVR filed with the Indian authority were approved by US management.

MOMT Response:

The variation in the reports from SVR are due to the US entity not accepting certain accounting treatments used in the SVR books.

What’s Next:
I have taken the work of the prior Audit Committee related to Statement #1 and taken it forward. My goal is to find the truth as supported by facts and documents. I have undertaken the engagement of a third-party firm to investigate the accounting entries in question and will follow them to their conclusion - whatever that conclusion may be. If there is fraud involved, we will find it and disclose it and those who are responsible will be held accountable.

Both our prior auditors and the CFO will be interviewed as part of this process.

Lastly, we will publish the full and complete results of the investigation and share the results with shareholders. We are moving on this issue now and hope to have results for you in the coming weeks.

Subsequent Actions of Liggett & Webb:
Subsequent to the resignation of RBSM, Liggett & Webb, our auditors who preceded RBSM issued a statement to the Company that it has withdrawn its audit statements for the periods in question. Their decision is based on the statements made in the RBSM letter of July 21 and the RBSM resignation letter. Liggett & Webb cited no other reasons for their withdrawal.
Upon conclusion of the investigation, we will present the results to Liggett & Webb for their consideration. They may reverse their decision at that time.

Let me be clear that I take this matter with the utmost seriousness. I will follow the conclusion of this investigation wherever it leads and report to shareholders. I will do so as rapidly as possible.

Harold Montgomery
214-837-2765
hmontgomery@moneyonmobile.in